Exhibit 99.1

Juniata Valley Financial Corp. Announces Results for the Quarter Ended June 30, 2025

Mifflintown, PA, July 23, 2025 (GLOBE NEWSWIRE) -- Juniata Valley Financial Corp. (OTCQX:JUVF) (“Juniata”), announced net income for the three months ended June 30, 2025 of $1.9 million, an increase of 9.5% compared to net income of $1.7 million for the three months ended June 30, 2024. Earnings per share, basic and diluted, increased 8.6%, to $0.38, during the three months ended June 30, 2025, compared to $0.35 during the three months ended June 30, 2024. Net income was $3.9 million for the six months ended June 30, 2025, an increase of 26.4% compared to net income of $3.1 million for the six months ended June 30, 2024. Earnings per share, basic and diluted, increased 25.8%, to $0.78, during the six months ended June 30, 2025, compared to $0.62 during the six months ended June 30, 2024.

President’s Message

President and Chief Executive Officer, Marcie A. Barber stated, “We are pleased to announce second quarter net income of $1.9 million which represents a 9.5% increase over the same quarter last year and a year-to-date net income increase of 26.4% compared to the first six months last year. These improvements are due primarily to disciplined loan and deposit pricing and healthy loan growth.  Our credit quality remains strong with nonperforming loans totaling 0.1% of the total loan portfolio and delinquent and nonperforming loans comprising 0.3% of the portfolio. We anticipate continued strong loan activity throughout the remainder of 2025, which would be expected to contribute to the positive trend in our net interest margin.”

Financial Results Year-to-Date

Annualized return on average assets for the six months ended June 30, 2025 was 0.92%, an increase of 27.8% compared to the annualized return on average assets of 0.72% for the six months ended June 30, 2024. Annualized return on average equity for the six months ended June 30, 2025 was 15.76%, an increase of 4.1% compared to the annualized return on average equity of 15.14% for the six months ended June 30, 2024.

Net interest income was $12.0 million during the six months ended June 30, 2025 compared to $11.3 million during the comparable 2024 period. Average earning assets decreased $11.6 million, or 1.3%, to $846.3 million, during the six months ended June 30, 2025 compared to the same period in 2024, due primarily to a decrease of $18.2 million, or 5.8%, in average investment securities as principal paydowns on the mortgage-backed securities portfolio were used for funding needs rather than being reinvested into the securities portfolio. This decline was partially offset by a $7.9 million, or 1.5%, increase in average loans over the same six month periods. Average interest bearing liabilities decreased by $13.6 million, or 2.2%, for the six months ended June 30, 2025 compared to the six months ended June 30, 2024. This decrease was primarily due to a decline of $26.0 million, or 33.9%, in average borrowings and other interest bearing liabilities, which was partially offset by an increase in average time deposits of $16.2 million, or 8.0%, for the six months ended June 30, 2025 compared to the six months ended June 30, 2024.

The yield on earning assets increased 17 basis points, to 4.46%, for the six months ended June 30, 2025 compared to same period last year driven by an increase in loan yields of 18 basis points, while the cost to fund interest earning assets with interest bearing liabilities decreased three basis points, to 2.24%. The net interest margin, on a fully tax equivalent basis, increased from 2.68% for the six months ended June 30, 2024 to 2.89% for the six months ended June 30, 2025.

Juniata recorded a provision for credit losses of $453,000 in the six months ended June 30, 2025 compared to a provision for credit losses of $239,000 in the six months ended June 30, 2024. The increase in the provision for credit losses between six month periods was primarily due to 4.2% growth in total loans in 2025.

Non-interest income was $2.8 million during both the six months ended June 30, 2025 and June 30, 2024. Most significantly impacting the comparative six month periods was an increase of $99,000 in customer service fees in the 2025 period, which was offset by decreases of $75,000 in fees derived from loan activity primarily due to a decline in title insurance commissions, as well as $41,000 in commissions from sales of non-deposit products in the six months ended June 30, 2025 compared to the six months ended June 30, 2024.

Non-interest expense was $9.8 million during the six months ended June 30, 2025 compared to $10.3 million during the six months ended June 30, 2024, a decrease of 4.9%. Most significantly impacting non-interest expense in the comparative six month periods were decreases in employee compensation and benefits expenses of $367,000 and $130,000, respectively. The primary drivers for these declines were decreases in employee salary expenses compared to the 2024 period, with the 2024 expenses having been elevated due to overtime pay from the 2024 core conversion and actions taken to optimize staffing levels, and employee benefits expense due to a decrease in medical claims expenses for the six months ended June 30, 2025 compared to the six months ended June 30, 2024. Also contributing to the decrease in non-interest expense between the comparative six month periods was a decrease of $80,000 in professional fees. These decreases were partially offset by an increase of $91,000 in equipment expense primarily due to an increase in office depreciation expenses.

An income tax provision of $700,000 was recorded during the six months ended June 30, 2025 compared to an income tax provision of $497,000 recorded during the six months ended June 30, 2024, due primarily to the increase in taxable income in the 2025 period.

Financial Results for the Quarter

Annualized return on average assets for the three months ended June 30, 2025 was 0.89%, an increase of 9.9%, compared to 0.81% for the three months ended June 30, 2024. Annualized return on average equity for the three months ended June 30, 2025 was 15.01%, a decrease of 8.4%, compared to 16.38% for the three months ended June 30, 2024.

Net interest income was $6.2 million for the three months ended June 30, 2025 compared to $5.8 million for the three months ended June 30, 2024. Average interest earning assets decreased 1.0%, to $849.8 million, for the three months ended June 30, 2025 compared to the same period in 2024, due to a decrease of $18.3 million, or 5.8%, in average investment securities, which was partially offset by an $11.2 million, or 2.1%, increase in average loans. Average interest bearing liabilities decreased by $11.3 million, or 1.8%, for the three months ended June 30, 2025 compared to the three months ended June 30, 2024. This decrease was primarily due to a decline of $28.1 million, or 38.1%, in average borrowings and other interest bearing liabilities, which was partially offset by increases in average interest bearing demand and time deposits of $4.9 million, or 2.4%, and $14.9 million, or 7.3%, respectively, for the three months ended June 30, 2025 compared to the three months ended June 30, 2024.

The yield on earning assets increased 14 basis points, to 4.50%, for the three months ended June 30, 2025 compared to same period last year, driven by an increase in loan yields of 11 basis points, while the cost to fund interest earning assets with interest bearing liabilities decreased eight basis points, to 2.21%. The net interest margin, on a fully tax equivalent basis, increased from 2.73% for the three months ended June 30, 2024 to 2.95% for the three months ended June 30, 2025.

Juniata recorded a provision for credit losses of $349,000 for the three months ended June 30, 2025 compared to a provision for credit losses of $119,000 for the three months ended June 30, 2024. The increase in the provision for credit losses between three month periods was primarily due to growth in outstanding loans in the 2025 period.

Non-interest income was $1.5 million for both the three months ended June 30, 2025 and June 30, 2024. Most significantly impacting non-interest income in the comparative three month periods were decreases of $40,000 in commissions from sales of non-deposit products and $32,000 in trust fees. Partially offsetting these declines were increases of $31,000 in the change in value of equity securities and $44,000 in other non-interest income primarily due to recording an IRS refund on an amended tax return and an increase in online banking fees in the three months ended June 30, 2025 compared the three months ended June 30, 2024.

Non-interest expense was $5.1 million for both the three months ended June 30, 2025 and June 30, 2024. Most significantly impacting non-interest expense in the comparative three month periods was a decrease of $134,000 in employee compensation expense, due primarily to the 2024 expenses having been elevated due to overtime pay from the 2024 core conversion and actions taken to optimize staffing levels. Partially offsetting this decline were increases of $57,000 in taxes, other than income, due to an increase in Pennsylvania Shares Tax expense and $176,000 in other non-interest expense due primarily to an increase in the provision for unfunded commitments in the three months ended June 30, 2025.

An income tax provision of $329,000 was recorded during the three months ended June 30, 2025 compared to an income tax provision of $296,000 recorded during the three months ended June 30, 2024, primarily due to greater taxable income in the 2025 period.

Financial Condition

Total assets as of June 30, 2025 were $866.4 million, an increase of $17.6 million, or 2.1%, compared to total assets of $848.9 million at December 31, 2024. Cash and cash equivalents increased by $1.1 million, or 10.1%, as of June 30, 2025 compared to December 31, 2024, while total debt and equity securities decreased by $4.9 million, or 1.9%, over the same period as cash flows were used for funding needs rather than reinvested into the investment portfolio. Total loans increased by $22.5 million, or 4.2%, as of June 30, 2025 compared to year-end 2024 mainly due to an increase in commercial loans. Total deposits increased by $11.4 million, or 1.5%, as of June 30, 2025 compared to December 31, 2024 due to an increase in interest bearing deposits. Short-term borrowings and repurchase agreements increased by $7.5 million, or 17.7%, as of June 30, 2025 compared to year-end 2024 primarily due to an increase in overnight borrowings, which were used to replace a FHLB long-term advance that matured in June 2025, resulting in the $5.0 million, or 100.0%, decline in long-term debt between comparative periods.

Juniata maintained a strong liquidity position as of June 30, 2025, with additional borrowing capacity with the Federal Home Loan Bank of Pittsburgh of $203.9 million and $50.7 million in additional borrowing capacity from the Federal Reserve’s Discount Window. In addition, Juniata has internal authorization for brokered deposits of up to $175.0 million. Juniata had no brokered deposits outstanding as of June 30, 2025.

Subsequent Event

On July 15, 2025, the Board of Directors declared a cash dividend of $0.22 per share to shareholders of record on August 18, 2025, payable on September 1, 2025.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements with the Securities and Exchange Commission. Accordingly, the financial information in this release is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with fourteen community offices located in Juniata, Mifflin, Perry, Franklin, McKean and Potter Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through the OTCQX Best Market under the symbol JUVF.

Forward-Looking Information

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the current views of Juniata’s management with respect to, among other things, future events and Juniata’s financial performance. When words such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words  or similar expressions are used in this release, Juniata is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business, many of which, by their nature, are inherently uncertain and beyond the control of Juniata. These statements are not historical facts or guarantees of future performance, events or results and are subject to risks, assumptions and uncertainties that are difficult to predict. If one or more events related to these or other risks or uncertainties materializes, or if underlying assumptions prove to be incorrect, actual results may differ materially from this forward-looking information. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether because of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the Securities and Exchange Commission.

Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

(Dollars in thousands, except share data)	(Unaudited)
	June 30, 2025	December 31, 2024
ASSETS
Cash and due from banks	$4,874	$5,064
Interest bearing deposits with banks	7,237	5,934
Cash and cash equivalents	12,111	10,998

Equity securities	1,154	1,189
Debt securities available for sale	64,231	64,623
Debt securities held to maturity (fair value $182,845 and $182,773, respectively)	187,174	191,627
Restricted investment in bank stock	2,283	2,530
Total loans	556,319	533,869
Less: Allowance for credit losses	(6,622)	(6,183)
Total loans, net of allowance for credit losses	549,697	527,686
Premises and equipment, net	9,177	9,382
Bank owned life insurance and annuities	16,009	15,214
Investment in low income housing partnerships	671	832
Core deposit and other intangible assets	223	258
Goodwill	9,812	9,812
Mortgage servicing rights	65	69
Deferred tax asset, net	9,004	9,842
Accrued interest receivable and other assets	4,823	4,812
Total assets	$866,434	$848,874
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$192,629	$196,801
Interest bearing	566,678	551,156
Total deposits	759,307	747,957

Short-term borrowings and repurchase agreements	49,720	42,242
Long-term debt	—	5,000
Other interest bearing liabilities	776	830
Accrued interest payable and other liabilities	4,250	5,388
Total liabilities	814,053	801,417
Commitments and contingent liabilities
Stockholders' Equity:
Preferred stock, no par value: Authorized - 500,000 shares, none issued	—	—
Common stock, par value $1.00 per share: Authorized 20,000,000 shares; Issued - 5,151,279 shares at June 30, 2025 and December 31, 2024; Outstanding - 5,018,799 shares at June 30, 2025 and 5,003,384 shares at December 31, 2024	5,151	5,151
Surplus	24,741	24,896
Retained earnings	54,840	53,126
Accumulated other comprehensive loss	(30,211)	(33,320)
Cost of common stock in Treasury: 132,480 shares at June 30, 2025; 147,895 shares at December 31, 2024	(2,140)	(2,396)
Total stockholders' equity	52,381	47,457
Total liabilities and stockholders' equity	$866,434	$848,874

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(Dollars in thousands, except share and per share data)	June 30,		June 30,
	2025	2024	2025	2024
Interest income:
Loans, including fees	$8,112	$7,778	$15,893	$15,245
Taxable securities	1,372	1,455	2,737	2,920
Tax-exempt securities	30	29	60	59
Other interest income	20	49	37	92
Total interest income	9,534	9,311	18,727	18,316
Interest expense:
Deposits	2,889	2,722	5,692	5,364
Short-term borrowings and repurchase agreements	440	712	971	1,410
Long-term debt	21	89	51	206
Other interest bearing liabilities	7	8	14	17
Total interest expense	3,357	3,531	6,728	6,997
Net interest income	6,177	5,780	11,999	11,319
Provision for credit losses	349	119	453	239
Net interest income after provision for credit losses	5,828	5,661	11,546	11,080
Non-interest income:
Customer service fees	466	456	926	827
Debit card fee income	450	470	872	874
Earnings on bank-owned life insurance and annuities	62	58	119	114
Trust fees	112	144	243	251
Commissions from sales of non-deposit products	69	109	170	211
Fees derived from loan activity	158	177	273	348
Change in value of equity securities	40	9	12	(4)
Gain from life insurance proceeds	20	—	20	—
Other non-interest income	100	56	188	154
Total non-interest income	1,477	1,479	2,823	2,775
Non-interest expense:
Employee compensation expense	2,098	2,232	4,073	4,440
Employee benefits	502	533	1,048	1,178
Occupancy	301	327	667	659
Equipment	243	226	460	369
Data processing expense	778	815	1,407	1,478
Professional fees	247	279	453	533
Taxes, other than income	95	38	126	94
FDIC Insurance premiums	119	139	254	294
Amortization of intangible assets	17	20	35	42
Amortization of investment in low-income housing partnerships	80	80	161	161
Other non-interest expense	585	409	1,066	1,009
Total non-interest expense	5,065	5,098	9,750	10,257
Income before income taxes	2,240	2,042	4,619	3,598
Income tax provision	329	296	700	497
Net income	$1,911	$1,746	$3,919	$3,101
Earnings per share
Basic	$0.38	$0.35	$0.78	$0.62
Diluted	$0.38	$0.35	$0.78	$0.62

Michael Wolf

Email: michael.wolf@jvbonline.com

Phone: (717) 436-7203